EXHIBIT 99.2

[KB HOME LOGO]

PRESS RELEASE

FOR RELEASE THURSDAY, JANUARY 10, 2002	For Further Information Contact:
5:30 AM Pacific Standard Time	Clem Teng, Investor Relations (310) 231-4033 or cteng@kbhome.com Kate Mulhearn, Media Contact (310) 231-4147 or kmulhearn@kbhome.com

KB HOME REPORTS RECORD FOURTH QUARTER EARNINGS
Net Income Advances 20.6%; EPS Beats Consensus Estimates;
Year-end Backlog Reaches an All-time High of 11,225 Units

     Los Angeles, California, January 10, 2002— KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced record results for its fourth quarter and fiscal year ended November 30, 2001. Highlights include:

•	Unit deliveries reached an all-time fourth quarter high of 7,883 units, driving total revenues to $1.45 billion, the highest fourth quarter level in the Company’s history. Net income for the quarter advanced 20.6% to a record $88.5 million, or $2.03 per diluted share.

•	Full year 2001 net income advanced to $214.2 million, or $5.50 per diluted share, the highest level in the Company’s history. Full year unit deliveries of 24,868 and total revenues of $4.57 billion surpassed the Company’s previous records of 22,847 deliveries and $3.93 billion in revenues established in 2000. The Company’s deliveries have grown at a five-year compound annual rate of 19%.

•	The Company ended the year with substantial liquidity, including $281.3 million in cash and $564.1 million of available borrowing capacity under its revolving credit facility.

•	The Company’s ratio of debt to total capital improved 4 percentage points to 49.9% at November 30, 2001 from 53.9% at November 30, 2000. Stockholders’ equity rose 66.9% to $1.09 billion at November 30, 2001 from $654.8 million at November 30, 2000. The Company’s average return on equity for the last five years has exceeded 20%.

•	Year-end backlog exceeded 11,000 units for the first time in the Company’s history and represented future revenues of $1.91 billion at November 30, 2001, providing excellent visibility for 2002 results.

     “In the fourth quarter, with EPS of $2.03, KB Home continued the trend of consistent financial performance and beat Wall Street consensus estimates by more than 10%. The homebuilding industry in general and KB Home in particular have exhibited remarkable resilience during the recent economic slowdown and the aftermath of the tragic events of September 11th,” commented Bruce Karatz, Chairman and Chief Executive Officer. “We believe the industry’s performance during this economic downturn demonstrates the strength of our industry and reflects the positive evolution of large public homebuilders. Our capital structure and operational disciplines allow us to deliver more consistent results even during challenging times.”

     Net income rose 20.6% to $88.5 million, or $2.03 per diluted share, in the fourth quarter from $73.4 million, or $2.00 per diluted share for the same quarter of 2000. The increase in net income for the quarter ended November 30, 2001 stemmed from higher unit delivery volume and increased income from the Company’s mortgage banking operations. The Company’s year-over-year earnings per share growth for the fourth quarter was adversely impacted by an 18.3% increase in the average number of shares outstanding resulting from the Company’s conversion of its Feline Prides in August 2001.

     Unit deliveries (including deliveries from joint ventures) rose 10.0% to 7,883 units in the fourth quarter of 2001 from 7,168 units in the same quarter of 2000. Total construction revenues for the quarter ended November 30, 2001 were $1.43 billion, the highest for any fourth quarter in the Company’s history, up from $1.23 billion for the same quarter a year ago. Housing revenues reached $1.40 billion, increasing 16.2% from $1.20 billion in the year-earlier quarter due to the combined effects of higher unit volume and a higher average selling price, which rose 5.2% to $178,800 for the fourth quarter of 2001 from $169,900 for the same quarter of 2000. Construction revenues for the fourth quarter of 2001 included French commercial revenues of $16.3 million and land sales of $13.1 million.

     “We had an excellent fourth quarter and full year in 2001 with solid increases in unit volume, revenues and earnings,” stated Karatz. “The strategies we have employed to reduce the financial risk in our business and deliver predictable, sustainable performance are working as planned. Our unit deliveries and earnings have grown at five-year compound annual rates of 19% and 37%, respectively, and our average return on equity for the last five years has exceeded 20%. It is my hope that the multiples and valuations in the homebuilding industry will increase as KB Home and other homebuilders continue to demonstrate that our industry has become less sensitive to economic swings.”

     Construction operating income for the fourth quarter totaled $135.1 million compared with $121.5 million in the year-earlier quarter, an increase of 11.2%, generated mainly from the combined effects of higher unit volume and housing gross margins. The Company’s housing gross margin rose to 20.8% in the three months ended November 30, 2001 from 20.6% in the same period of 2000. Commercial activities and land sales produced total profits of $3.6 million in the fourth quarter of 2001 compared to profits of $2.7 million generated in the fourth quarter of 2000.

     Pretax income from the Company’s mortgage banking operations rose 80.7% to $14.5 million in the fourth quarter of 2001 from $8.0 million in the same quarter a year ago, benefiting from higher domestic unit volume, increased retention and a favorable ratio of fixed rate to variable rate loans.

     “We ended the year in a solid financial position with over $280 million in cash, plenty of available borrowing capacity and our leverage ratio below 50%,” commented Karatz. “The financial flexibility we have achieved as a result of strong earnings growth and the strategic management of our business should enable us to navigate through the current economic climate and seize opportunities presented.”

     Total stockholders’ equity advanced 66.9% from the prior year to $1.09 billion at November 30, 2001. On a per share basis, stockholders’ equity was $25.87 at November 30, 2001 compared to $19.16 at November 30, 2000. The Company’s ratio of debt to total capital at the end of the fourth quarter improved 4 percentage points to 49.9% in 2001 from 53.9% in 2000. Net of the construction cash balance at November 30, 2001, the ratio of net debt to total capital was 42.9%. At the end of the fourth quarter of 2001, the Company had $564.1 million of available borrowing capacity as no amounts were outstanding under its revolving credit facility.

     The Company’s backlog value reached $1.91 billion on 11,225 units at November 30, 2001, the highest level for any year-end in its history. At November 30, 2001, the Company had approximately two quarters of deliveries in backlog, providing excellent visibility for 2002 earnings. Net orders of 5,353 for the fourth quarter were down slightly from 5,418 net orders in the year-earlier quarter on mixed results as year-over-year increases in net orders posted by the Central and France regions were offset by decreases in the West Coast and Southwest regions. Net orders remained volatile following the September 11th attack but regained strength late in the quarter. Year-over-year net order comparisons for the final two months of the quarter showed sequential improvement with the month of November turning positive results. Subsequent to the end of the quarter, the overall net order comparison for the month of December also remained slightly positive.

     For the year ended November 30, 2001, unit deliveries (including joint ventures) totaled 24,868, increasing 8.8% from 22,847 in the year-earlier period and establishing a new company record. Total revenues for the year rose 16.4% to $4.57 billion from $3.93 billion in the year ago period. Net income for the year ended November 30, 2001 was $214.2 million, or $5.50 per diluted share compared to $170.3 million, or $4.25 per diluted share in the year ago period (excluding a one-time gain of $39.6 million or $.99 per diluted share on the issuance of stock by the Company’s French subsidiary in an initial public offering). Including this gain, net income and diluted earnings per share for the year ended November 30, 2000 were $210.0 million and $5.24, respectively.

The Conference Call on Fourth Quarter 2001 Earnings will be broadcast live TODAY at 8:00 AM Pacific Standard Time, 11:00 AM Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.

     KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast— California; Southwest— Arizona, Nevada and New Mexico; and Central—Colorado, Texas and Florida. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2001, the Company delivered homes to 24,868 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 1-800-34-HOMES or visit the Company’s Web site at www.kbhome.com.

     Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of the recent terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, uncertainties associated with California’s electricity supply problems, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2000 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2001 and 2000
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months

	2001	2000	2001	2000

Total revenues	$4,574,184	$3,930,858	$1,450,861	$1,244,067

Construction:
Revenues	4,501,715	3,870,488	1,426,419	1,225,152
Costs and expenses	(4,149,399)	(3,581,879)	(1,291,341)	(1,103,667)

Operating income	352,316	288,609	135,078	121,485
Interest income	3,559	5,782	913	761
Interest expense, net of amounts capitalized	(41,072)	(31,479)	(10,349)	(9,152)
Minority interests	(27,932)	(31,640)	(7,658)	(10,699)
Equity in pretax of unconsolidated joint ventures	3,875	2,926	1,494	673
Gain on issuance of French subsidiary stock	—	39,630	—	—

Construction pretax income	290,746	273,828	119,478	103,068

Mortgage banking:
Revenues:
Interest income	21,935	21,130	6,073	5,229
Other	50,534	39,240	18,369	13,686

	72,469	60,370	24,442	18,915
Expenses:
Interest	(18,436)	(19,374)	(3,984)	(5,118)
General and administrative	(20,262)	(17,164)	(5,928)	(5,758)

Mortgage banking pretax income	33,771	23,832	14,530	8,039

Total pretax income	324,517	297,660	134,008	111,107
Income taxes	(110,300)	(87,700)	(45,500)	(37,700)

Net income	$214,217	$209,960	$88,508	$73,407

Basic earnings per share	$5.72	$5.39	$2.10	$2.10

Diluted earnings per share	$5.50	$5.24	$2.03	$2.00

Basic average shares outstanding	37,465	38,931	42,188	34,977

Diluted average shares outstanding	38,919	40,069	43,500	36,756

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	August 31,	November 30,
	2001	2001	2000

ASSETS
Construction:
Cash and cash equivalents	$266,195	$33,725	$21,385
Receivables	437,043	371,581	306,581
Inventories	1,884,761	1,969,675	1,657,401
Investments in unconsolidated joint ventures	8,844	8,696	10,407
Deferred income taxes	118,584	66,633	73,842
Goodwill	190,785	192,399	202,177
Other assets	77,310	96,137	89,975

	2,983,522	2,738,846	2,361,768

Mortgage banking:
Cash and cash equivalents	15,138	11,456	11,696
Receivables	686,403	540,322	446,302
Other assets	7,803	8,574	9,155

	709,344	560,352	467,153

Total assets	$3,692,866	$3,299,198	$2,828,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$446,279	$343,861	$311,537
Accrued expenses and other liabilities	351,144	246,495	201,672
Mortgages and notes payable	1,088,615	1,135,293	987,980

	1,886,038	1,725,649	1,501,189

Mortgage banking:
Accounts payable and accrued expenses	33,289	15,032	11,135
Notes payable	595,035	485,631	385,294
Collateralized mortgage obligations secured by mortgage-backed securities	22,359	23,934	29,928

	650,683	524,597	426,357

Minority interests	63,664	59,407	246,616
Stockholders’ equity	1,092,481	989,545	654,759

Total liabilities and stockholders’ equity	$3,692,866	$3,299,198	$2,828,921

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2001 and 2000

	Twelve Months		Three Months

	2001	2000	2001	2000

Construction Revenues:
Housing	$4,367,001	$3,769,154	$1,397,061	$1,202,023
Commercial	69,888	802	16,298	802
Land	64,826	100,532	13,060	22,327

Total	$4,501,715	$3,870,488	$1,426,419	$1,225,152

	Twelve Months		Three Months

	2001	2000	2001	2000

Costs and Expenses:
Construction and land costs	$3,612,936	$3,123,869	$1,132,447	$974,527
Selling, general and administrative expenses	536,463	458,010	158,894	129,140

Total	$4,149,399	$3,581,879	$1,291,341	$1,103,667

	Twelve Months		Three Months

	2001	2000	2001	2000

Average Sales Prices:
West Coast	$283,100	$257,000	$286,300	$262,700
Southwest	157,600	145,200	161,000	148,200
Central	140,700	128,600	146,100	130,400
Foreign	146,300	158,700	146,500	153,500

Total	$178,000	$168,300	$178,800	$169,900

	Twelve Months		Three Months

	2001	2000	2001	2000

Net Orders:
West Coast	4,772	6,018	973	1,198
Southwest	6,478	6,036	1,156	1,337
Central	10,029	8,923	2,051	1,941
Foreign	3,436	2,854	1,156	836

Total	24,715	23,831	5,336	5,312

Unconsolidated Joint Ventures:	220	444	17	106

	Twelve Months		Three Months

	2001	2000	2001	2000

Unit Deliveries:
West Coast	5,550	5,476	1,628	1,697
Southwest	6,238	5,832	1,797	1,623
Central	9,368	8,112	3,069	2,631
Foreign	3,382	2,972	1,320	1,124

Total	24,538	22,392	7,814	7,075

Unconsolidated Joint Ventures:	330	455	69	93

	November 30, 2001		November 30, 2000

	Backlog Units	Backlog Value	Backlog Units	Backlog Value

Backlog Data:
West Coast	1,643	$474,645	2,421	$643,620
Southwest	2,551	420,282	2,311	345,609
Central	4,921	700,251	4,010	541,258
Foreign	2,012	294,870	1,817	272,901

Total	11,127	$1,890,048	10,559	$1,803,388

Unconsolidated Joint Ventures:	98	$20,384	208	$42,224